Exhibit 99.1

FOR IMMEDIATE RELEASE

BYRNA TECHNOLOGIES TO HOST ANALYST DAY ON SEPTEMBER 9, 2021

ANDOVER, MA – September 2, 2021 -- Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna” or “the Company”) announced today that it will host an Analyst Day on September 9, 2021 beginning at 10:00 am EST and running approximately two hours. A link to the live webcast and presentation materials, as well as a replay of the event, will be available on Byrna’s investor relations website at ir.byrna.com.

At the event, Byrna’s extended management team will provide further detail on the Company’s recent developments and growth initiatives associated with its strategy to develop the leading personal safety lifestyle brand, which will be followed by a Q&A session. Please submit all questions in advance to iportner@equityny.com.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store www.byrna.com or www.amazon.com.

Forward Looking Information

This news release contains “forward-looking statements” within the meaning of U.S. securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “projects,” “intends,” “anticipates” and “believes” and statements that certain actions, events or results “may,” “could,” “would,” “should,” “might,” “occur” or “be achieved” or “will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements are based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A in our most recent Form 10-K, Item 1A Risk Factors in our most recent Form 10-Q, and subsequent filings with the Securities and Exchange Commission (“SEC”), should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies, Inc. Lisa Wager, Chief Legal Officer 978-665-2721	Investor Relations Counsel: The Equity Group Inc. Devin Sullivan 212-836-9608